Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Total Retail New Vehicle Unit Sales of 25,403 in July 2013,
up 17% Versus July 2012
AutoNation Sells 9 Millionth Vehicle
- Only Automotive Retailer in History to Reach Milestone
FORT LAUDERDALE, Fla., August 2, 2013 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its total retail new vehicle unit sales in July 2013, as reported to the applicable automotive manufacturers, were 25,403, an increase of 17% as compared to July 2012. Same-store retail new vehicle unit sales in July 2013 were 24,195, an increase of 12% as compared to July 2012. Total retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	7,950 for Domestic, up 23% versus July 2012,

•	13,066 for Import, up 14% versus July 2012, and

•	4,387 for Premium Luxury, up 19% versus July 2012.
There were 25 selling days in July 2013 versus 24 selling days in July 2012. AutoNation expects to report August 2013 retail new vehicle unit sales on Thursday, September 5, 2013.
The Company also announced that it is celebrating the sale of 9 million vehicles - a feat unsurpassed by any other automotive retailer - by giving a vehicle to a loyal customer.
Nick Gordon, 92 years old of Palmetto, Florida, recently came into AutoNation Ford of Bradenton, Florida to purchase a new Ford F-150 pickup truck. Mr. Gordon, the owner of a small auto repair business, “Gordon’s Service Garage,” has been a loyal customer since the 1990’s. In honor of the milestone, AutoNation will give him the Ford F-150 as a gift.
“What makes this accomplishment even more remarkable is how quickly we've achieved it,” said Mike Jackson, AutoNation Chairman and Chief Executive Officer. “It’s a real testament to our business philosophy and our coast-to-coast team of over 21,000 associates who have the talent and tenacity to accomplish amazing things.”

The information provided in this news release is based on sales reports provided by our stores to the applicable automotive manufacturers. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 267 new vehicle franchises, which sell 33 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer.
Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.